Exhibit 11.1

FERRARI N.V. - INSIDER TRADING POLICY

1.SCOPE
Ferrari N.V. (the “Company”) is a public limited liability company incorporated under Dutch law with common shares listed on the New York Stock Exchange and on the Mercato Telematico Azionario managed by Borsa Italiana S.p.A. Certain provisions and prohibitions under the Insider Trading Laws (as defined in Section 3 below) are enforceable against the Company and its subsidiaries (collectively, the “Group”) and their respective directors (“Directors”), officers (“Officers”) and employees (“Employees”).

This insider trading policy (the “Policy”) has been initially adopted by the Board of Directors of the Company on December 31, 2015 with effect from January 3, 2016 and has been further amended by the Board of Directors of the Company on 13 September 2018 with the amendments being immediately effective. The Policy is intended to provide recommendations and guidelines to Insiders (as defined in Section 2 below) in order to:
(1)familiarize them with the rules and disciplinary provisions (requirements, constraints, risks and sanctions relating thereto) under the Insider Trading Laws;
(2)help them comply with the provisions of the Insider Trading Laws that are applicable to the Group; and
(3)set forth certain Group-required restrictions intended to aid in compliance with the Insider Trading Laws.

The Company considers compliance with this Policy to be of the utmost importance. Group personnel, including Directors and Officers of the Group, who violate this Policy will be subject to disciplinary action, which may include but may not be limited to, dismissal.

Please direct your questions as to any of the matters discussed in this Policy to the Group’s Insider Trading Compliance Officer (refer to Section 11 below).
2.TO WHOM THIS POLICY APPLIES
The Policy applies to the categories of persons listed below, who are referred to in this Policy as “Insiders”:
(1)Directors and Officers;
(2)Employees;
(3)Relatives who are members of the same household, the spouse, partner equivalent to a spouse under national law and children under the authority of the Insiders referred to under (1) of this Section 21;
(4)Any legal entity, trust as referred to in article 1(c) of the Dutch Act on Supervision of Trust Offices (Wet toezicht trustkantoren) or partnership:
(a)the executive responsibility of which is vested in;
(b)which is directly or indirectly controlled by;
(c)which has been created for the benefit of; or
(d)the economic interests of which are essentially equivalent to those of the Insiders referred to in (1) and (3).

Directors, Officers and Employees are expected to be responsible for their own compliance as well as for compliance by the Insiders referred to under (3) and (4) of this Section 2.

From time to time, other persons may become Insiders and be subject to the Policy if such persons have or may have access to Material Non-public Information (as defined in Section 3 below) or receive Material Non-public Information from any Insider.
3.DEFINITIONS
The terms “Insider Trading Laws”, “Material Non-public Information” and “Securities” are defined as follows:
1 An Insider may possibly held accountable for trading activities of other related persons even if not captured by this section (3)

3.1Insider Trading Laws
The term “Insider Trading Laws” includes:
(i)the anti-fraud provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Section 10(b) of, and Rule 10b- 5 under, the Exchange Act, as well as related anti-fraud and enforcement provisions of the US federal and state securities laws;
(ii)the relevant provisions of the Italian Legislative Decree No. 58 of February 24, 1998 (the “Consolidated Financial Law”) and any rules and regulations thereto, as amended from time to time;
(iii)the relevant provisions of the Dutch Financial Supervision Act (Wet op het financieel toezicht) (the “DFSA”) and any rules and regulations thereto, as amended from time to time; and
(iv)the provisions of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation), including all legislation promulgated thereunder, as amended from time to time (the “MAR”).
3.2Material Non-public Information
The term “Material Non-public Information” includes any information not generally available2; that:
(i)a reasonable investor would consider important in a decision to buy, hold or sell a security (NB: U.S. courts have described that as information that could be considered to significantly alter the “total mix” of information available to a reasonable investor in making its investment decision); or
(ii)is of a precise3 nature and;
(a)relates, directly or indirectly, to the Group or to Securities (as defined in Section 3.3 below); and
(b)if generally available, would be likely to have a significant effect4 on the price of Securities or on the price of related investments.

Schedule 3 sets forth a list of types of information that may be deemed material and accordingly could qualify as Material Non-public Information if not generally available to investors. This list is not exhaustive and should be viewed solely as a guide for further consideration of the materiality of a particular fact, circumstance or development which may be material depending on the circumstances. No implication should be drawn that a particular event is or is not material by virtue of its inclusion or exclusion from the list. Information may be “material” whether positive or negative.

If securities transactions become the subject of scrutiny, the US Securities and Exchange Commission, Consob, prosecutors, courts and others (including the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) (the “AFM”) to the extent that such transactions are effected in or from the Netherlands) will decide what is material and/or non- public after the fact. As a result, before engaging in any transaction, Insiders should carefully consider how regulators and others might view the transaction in hindsight.

The good faith belief that material information has been made public at the time an individual trades or “tips” does not relieve an individual from liability if he or she is wrong.

3.3Securities
The “Securities” to which this Policy applies include the Company’s common stock, preferred stock, bonds and notes and the stock, bonds and notes of any of the Company’s subsidiaries and derivative securities of such securities (such as options, puts, calls or warrants or any other financial instrument by which the above securities can be acquired or subscribed).
2 Any information that has not been made public or disclosed to, and absorbed by, the marketplace shall be considered not generally available or “non-public”. Thus, information about the Group that is not yet in general circulation should be considered non-public.
3 Information is precise if it:
(a)indicates circumstances that exist or may reasonably be expected to come into existence or an event that has occurred or may reasonably be expected to occur; and
(b)is specific enough to enable a conclusion to be drawn as to the possible effect of those circumstances or that event on the price of Securities or related investments. In the case of a protracted process that is intended to bring about, or that results in, particular circumstances or a particular event, those future circumstances or that future event, and also the intermediate steps of that process which are connected with bringing about or resulting in those future circumstances or that future event, may be deemed to be precise information. An intermediate step in a protracted process shall be deemed to be inside information if, by itself, it satisfies the criteria of inside information as referred to above.
4 In assessing whether a particular piece of information could have a significant (or material) effect on price, it is important to assess whether it is information of a kind which a reasonable investor would be likely to use as part of the basis of its investment decisions (see Schedule 3 for a list of examples, that are likely to be deemed material).

In addition, this Policy applies to securities of a third party to the extent that an Insider acquires Material Non-public Information in relation to that third party or the financial instruments of that third party as a result of the Insider’s employment with, or service to, the Group.

4.INSIDER TRADING - INSIDER TIPPING
Insiders are prohibited from trading in Securities, recommending or inducing third parties to trade in Securities while in possession of Material Non-public Information and from passing Material Non-public Information on to any person unless the person has a “need to know” the information for Group-related reasons.

4.1Insider Trading
Pursuant to the anti-fraud provisions of the Exchange Act, it is unlawful for any person, in connection with the purchase or sale of securities, to do the following:
(i)to employ any device, scheme, or artifice to defraud;
(ii)to make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or
(iii)to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.

Insiders who want to either buy or sell Securities are subject to the anti-fraud provisions and are not permitted to trade Securities while in possession of Material Non-public Information.

The prohibition to trade Securities while in possession of Material Non-public Information is also clearly set forth under the Consolidated Financial Law and the MAR, which prohibits Insiders from buying, selling, carrying out other transactions or attempting to carry out transactions involving, directly or indirectly, for his or her own account or for the account of a third party, Securities using Material Non-public Information. The use of Material Non-Public Information by cancelling or amending a transaction concerning Securities to which the Material Non-Public Information relates, is also considered to be inside dealing.

However, certain exemptions apply (refer to Section 7 below), (i) including Rule 10b5-1 under the Exchange Act, which provides a “safe harbor” for Insiders who trade pursuant to qualified written trading plans that they entered into prior to becoming aware of Material Non- public Information.

4.2Insider Tipping
The Insider Trading Laws also prohibit Insiders from giving “tips,” either by (i) revealing Material Non-public Information concerning the Group to others outside the normal requirements of their employment, profession, duties or position and for company-related reasons or (ii) by recommending or inducing others to buy or sell Securities while possessing Material Non-public Information.

5.BLACKOUT PERIODS
The purpose of the Blackout Periods is to help prevent inadvertent violations and to avoid the appearance of an improper transaction when material information may be available but has not yet been disclosed to, and absorbed by, the public. To reduce the risk of claims that Insiders have violated an anti-fraud or insider trading provision, Insiders may not trade Securities during any “Blackout Period” (regardless of whether it is a Regular or Special Blackout Period) or at any time when in possession of Material Non-public Information. These Blackout Periods do not apply to the Company in connection with its own securities transactions in light of the Company’s ability to assess whether there exists Material Non-public Information, and if necessary to make supplemental disclosures, in connection with any offering, sale or purchase by the Company of its securities.

At the beginning of each year, the Company will post notices of Regular Blackout Periods on its Intranet site. It is the responsibility and obligation of each Insider to make sure that no Blackout Period, either Regular or Special, is in effect prior to trading in Securities.

Any questions regarding the Blackout Periods should be raised with the Group’s Insider Trading Compliance Officer prior to trading in Securities.

5.1Regular Blackout Periods
The Company maintains four mandatory Regular Blackout Periods each year. Each Regular Blackout Period commences on the earlier of (i) two weeks prior to the official end date of the quarter or (ii) thirty (30) calendar days prior to the Group’s public release of its quarterly earnings or annual report and ends two business days after the Group’s public release of its quarterly earnings. In other words, trading may not commence before the third business day after the earnings release.

Insiders should note that quarterly earnings releases may be delayed beyond the scheduled release date, in which case the actual ending date of a Regular Blackout Period will be extended.

The prohibitions of this Section 5 shall not apply to transactions as referred to in Section 7.

Furthermore, the Insider Trading Compliance Officer may, on a case by-case basis, authorize trading in Securities during a Regular Black Out Period (but not during Special Blackout Periods as defined in Section 5.2 below) due to financial hardship or other hardships, provided that such authorization shall be granted only after: (i) the person trading has notified the Insider Trading Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s), and (ii) the person trading has certified to the Insider Trading Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not aware of Material Non-public Information.

5.2Special Blackout Periods
From time to time, the Company or the Insider Trading Compliance Officer may impose a Special Blackout Period to prohibit some or all Insiders from trading Securities because of material developments, or potentially material developments, known to the Group and not yet disclosed to the public. In such event, all such prohibited Insiders may not engage in any transaction involving the purchase or sale of the Securities and should not disclose to others the fact of such suspension of trading until the second business day after the Company or the Insider Trading Compliance Officer has lifted the Special Blackout Period.

5.3No Trading on Material Non-public Information at Any Time
Even outside a Blackout Period, any Insider who is aware of or possesses Material Non-public Information concerning the Group, may not engage in any transactions in the Securities until such information has been known publicly for at least two full trading days. Trading in the Securities outside a Blackout Period should not be considered a “safe harbor,” and all Insiders must use good judgment in determining whether to purchase or sell Securities at all times.
6.PROHIBITIONS APPLICABLE TO INSIDERS
The Policy prohibits Insiders from:
(i)trading in Securities, including purchasing or selling or making any offer to purchase or sell Securities, unless the trade occurs (i) during an open trading window (i.e., the period when no Blackout Period is in place) (a “Trading Window”) and (ii) in any case, at a time in which the Insider is not in possession of Material Non-public Information;
(ii)revealing any Material Non-public Information to any other person (including family members) outside the normal requirements of their employment, profession, duties or position and for company-related reasons, or making recommendations or expressing opinions as to trading in Securities while in possession of Material Non-public Information; and
(iii)purchasing or selling securities of any other company if any Material Non- public Information in relation to that company or the financial instruments of that company has been obtained by Insiders through their roles and responsibilities at the Group or in the course of their employment or affiliation with the Group.
Furthermore, participants in the Group’s 401 (K) Plan may not transfer any Securities (including any matching contributions made in Securities) out of the Company Stock Fund or equivalent fund of other name during any Regular or Special Blackout Period.

No Insider may engage in a short sale of the Securities under any circumstances. A short sale is a sale of Securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter. Transactions in certain put and call options for the Securities may in some instances constitute a short sale. To ensure compliance with this Policy and applicable Insider Trading Laws, the Company requires that all Insiders refrain from investing in derivatives of the Securities, such as puts or call options, at any time. Short sales and investing in other derivatives of the Securities are prohibited by this Policy even when a “Trading Window” is open.

While the general operation of these limitations is straight forward, there may be situations where their applicability is not clear. In these situations, when an Insider has questions concerning any particular transaction, the Insider must contact the Group’s Insider Trading Compliance Officer to resolve those questions in advance of making any trade.
7.EXEMPTIONS INSIDER TRADING
7.1.Trading Plans under rule 10b5-1 under the Exchange Act
Insiders may elect to trade in Securities only pursuant to a written plan or set of instructions to his or her stock broker (a “Trading Plan”) that complies with Rule 10b5-1 under the Exchange Act and that meets the other conditions set forth below. Trades made pursuant to a Trading Plan that complies with Rule 10b5-1 and the minimum conditions set forth below may occur during a “black-out” period as described above and/or while the Insider is otherwise in possession of Material Non-public Information. The Company strongly encourages the adoption of a Trading Plan by all Insiders who intend to trade in Securities.

All Trading Plans must be approved in advance by the Insider Trading Compliance Officer. In addition, all Trading Plans must be filed with the Insider Trading Compliance Officer with an executed certificate stating that the Trading Plan (i) is a bona fide Trading Plan that complies with Rule 10b5-1 and (ii) meets the following minimum conditions:
•The Trading Plan is in writing and signed by the person adopting the Trading Plan.
•The person adopting the Trading Plan is not aware of any Material Non- public Information as of the date of the adoption of the Trading Plan, and is entering into the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
•The Trading Plan may be adopted, amended or terminated only during an open Trading Window.
•The Trading Plan specifies a fixed number of shares to be purchased or sold, or specifies or sets a formula for the amount of stock to be purchased or sold, the dates on which the stock is to be purchased or sold, and the prices at which the stock is to be purchased or sold.
•Unless approved by the Insider Trading Compliance Officer, the first trade made pursuant to a Trading Plan may not take place until at least 30 days have elapsed since the date on which the Trading Plan was adopted.

The Company strongly recommends that any person seeking to adopt a Trading Plan consult with his or her legal counsel prior to the adoption of a Trading Plan.

Each individual adopting the Trading Plan is solely responsible for compliance with Rule 10b5-1 and ensuring that the Trading Plan meets the other conditions set forth above. Insiders also remain individually responsible for compliance with all applicable laws, rules and regulations on insider trading and remain subject to disciplinary action for any violations of this Policy, regardless of whether a Trading Plan has been adopted. The Company does not undertake any obligation to ensure that a Trading Plan filed with the Company complies with Rule 10b5-1.

7.2.Exemptions from Insider Trading under the MAR
The Company may allow an Insider to trade Securities during a Blackout Period:
(i)on a case-by-case basis due to the existence of exceptional circumstances, such as severe financial difficulty, which require the immediate sale of Securities;
(ii)due to the characteristics of the trading involved for transactions made under, or related to, an employee share or saving scheme, qualification or entitlement of shares, or transactions where the beneficial interest in the relevant Security does not change, provided that the Insider is able to demonstrate that the particular transaction cannot be executed at another moment in time than in the Blackout Period.
In the circumstances of (i) above, the Insider shall provide a reasoned written request to the Insider Trading Compliance Officer for obtaining permission to proceed with immediate sale of Securities during a Blackout Period. The written request shall describe the envisaged transaction and provide an explanation of why the sale of shares is the only reasonable alternative to obtain the necessary financing.

The Insider Trading Compliance Officer shall only permit the immediate sale of Securities when the circumstances for such transactions may be exceptional. Circumstances shall be considered to be exceptional when they are extremely urgent, unforeseen and compelling and where their cause is external to the Insider and the Insider has no control over them. When examining the circumstances, the Insider Trading Compliance Officer shall take into account, inter alia, whether and to the extent to which the Insider is (i) at the moment of submitting its request facing a legally enforceable financial commitment or claim, or (ii) has to fulfill or is in a situation entered into before the beginning of the Blackout Period and requiring the payment of a sum to a third party, including tax liability, and cannot reasonably satisfy a financial commitment or claim by means other than the immediate sale of Securities.

The prohibitions for Insiders to trade Securities while in possession of Material Non-public Information during a Blackout Period as set out in the MAR (as referred to in Section 4.1) and as set out in Section 6 under (i) shall, if the Insider Trading Compliance Officer (on behalf of the issuer) decides so, not apply to:
(i)the receipt, other than by choice, of Securities as stock dividend;
(ii)the granting, within the scope of an employee participation plan of financial instruments to employees, provided that the employee participation plan is approved by the Company, the terms of the employee participation plan specify the timing of the grant and the amount of Securities granted or the basis on which such an amount is calculated, the person receiving the Securities does not have any discretion as to the acceptance of the Securities and a pre-planned and organized approach is followed regarding the conditions, periodicity, timing, amount to be awarded and group of entitled persons or the grant takes place under a defined framework under which any Material Non-public Information cannot influence the grant of Securities;
(iii)the exercise of options or warrants or conversion of convertible bonds assigned to him under an employee scheme when the expiration date of such options, warrants or convertible bonds falls within a Blackout Period, as well as sales of the shares acquired pursuant to such exercise or conversion, provided that (i) the Insider notifies the Company of its choice to exercise or convert at least four months before the expiration date; (ii) the decision of the Insider irrevocable; and (iii) the Insider has received the authorization from the Company prior to proceed;
(iv)acquiring Securities under an employee saving scheme, provided that (i) the Insider has entered into the scheme before the Blackout Period, except when it cannot enter into the scheme at another time due to the date of commencement of employment; (ii) the Insider does not alter the conditions of his participation into the scheme or cancel his participation into the scheme during the Blackout Period; and (iii) the purchase operations are clearly organized under the scheme terms and that the Insider has no right or legal possibility to alter them during the Blackout Period, or are planned under the scheme to intervene at a fixed date which falls in the closed period;
(v)any transfer, directly or indirectly, of Securities provided that the Securities are transferred between two accounts of the Insider and that such transfer does not result in a change in price of such Securities; and
(vi)acquiring qualification or entitlement to shares of the Company where the final date for such acquisition falls during a Blackout Period, provided that the Insider submits evidence to the Company for the reasons for the acquisition not taking place at another time, and the Company is satisfied with the provided information.
8.WHISTLEBLOWING
If an Insider becomes aware of another Insider’s conduct that the Insider believes may amount to insider trading or otherwise may be in violation with this Policy, the Insider must promptly inform the Group’s Insider Trading Compliance Officer of the matter.
9.PENALTIES
9.1Legal Penalties
Any Insider who violates the above rules is subject to:
(a)civil and criminal penalties in the United States under the Federal Insider Trading and Securities Fraud Enforcement Act of 1988, namely:
(i)disgorgement of profit made or loss avoided by trading or tipping;
(ii)payment of the loss suffered by the person who purchased securities from or sold securities to the individual;
(iii)a civil penalty of up to three times the profit gained or loss avoided;
(iv)a criminal penalty (no matter how small the profit) of up to US$5 million; and
(v)a jail term of up to twenty years.

The penalties for the Group if it fails to take appropriate steps to prevent insider trading include a criminal penalty of up to US$25 million.

(b)criminal and administrative penalties in Italy under the Consolidated Financial Law:
(i)a jail term of up to six years and a criminal penalty of up to Euro 3 million; or
(ii)administrative penalties of up to Euro 15 million and possible further accessory sanction set forth in the Consolidated Financial Law.
Italian courts may increase the fine up to three times or up to the larger amount of ten times the product of the crime or the profit deriving there from when, in view of the particular seriousness of the offence, the personal situation of the person subject to criminal proceeding or the magnitude of the product of the crime or the profit deriving there from, the fine appears inadequate even if the maximum fine is applied.

As a result of the entry into force of the MAR, the above Italian rules may be amended by the Italian legislator in accordance to the provisions of the MAR.

Should the product of the crime or the profit deriving therefrom to the benefit of the Group be of significant amount, the pecuniary penalties for the Group may be increased up to ten times the product of the crime or the profit deriving there from.

Additionally, the person may be enjoined, in severe cases, from acting as an officer or director of any publicly traded company.

These penalties apply even if the Insider has derived no benefit. Regulators may impose large penalties on those engaged in tipping, even though the persons involve neither trade themselves nor receive any money from friends or relatives to whom they tip insider information.

In the Netherlands, failure to comply with the rules set out in this Policy by an Insider could make such Insider subject to administrative, civil or criminal investigations and/or sanctions, including by imprisonment or a fine.
9.2Group Penalties
In addition to any legal penalties, a violation of this Policy may subject the Insider, if a Director, to removal and, if an Officer or Employee, to disciplinary action by the Group, up to and including termination of such Officer’s or Employee’s employment for cause.
10.MAINTAINING CONFIDENTIALITY
All Insiders should avoid communicating non-public information relating to the Group to any person (including family members and friends) unless the person has a “need to know” the information for Group-related reasons. This guideline applies without regard to the materiality of the information. It is the responsibility of each Insider to take whatever practicable steps are appropriate to preserve the confidentiality of non-public information.

To avoid even the appearance of impropriety, each Insider should at all times refrain from providing advice or making recommendations regarding the purchase or sale of Securities or the securities of other companies of which he/she has knowledge as a result of his or her employment or association with the Group.

If an individual communicates information that someone else uses to trade illegally in securities, the legal penalties described above will apply whether or not such individual personally derived any benefit from the illegal trading.

If an Insider inadvertently discloses Material Non-public Information, or discovers that someone else inside or outside the Group has, the Insider should immediately report the facts to the Group’s Insider Trading Compliance Officer for a decision regarding the appropriate remedial steps.

11.INSIDER TRADING COMPLIANCE OFFICER
The Company has appointed the Group’s General Counsel as the Group’s Insider Trading Compliance Officer. The duties of the Insider Trading Compliance Officer shall include, but not be limited to, the following:
(1)Performing cross-checks from time to time, as deemed appropriate by the Group’s Insider Trading Compliance Officer, of available materials, which may include, officers and directors questionnaires and reports received from the Group’s stock administrator and transfer agent, to determine trading activity by Directors, Officers and Employees and others who have, or may have, access to Material Non-public Information.

(2)Circulating the Policy (and/or a summary thereof) to all Directors, Officers and Employees on an annual basis and providing the Policy and other appropriate materials to new Directors, Officers and Employees.
(3)Coordinating with the Group outside counsel regarding compliance activities with Insider Trading Laws to ensure that the Policy is amended as necessary to comply with such requirements.
(4)Coordinating and supervising the implementation of the exemptions set forth under Sections 7 of this Policy, including Trading Plans adopted in compliance with Rule 10b5-1 under the Exchange Act; provided, however, that the Insider Trading Compliance Officer is not responsible for determining whether such plans are in compliance with Rule 10b5-1.

The Insider Trading Compliance Officer is authorized to conduct an investigation or to call an investigation to be conducted, regarding transactions in Securities that have been executed or undertaken by, on the instruction of, or for the benefit of an Insider.

The Insider Trading Compliance Officer is authorized to report in writing the results of such investigation to the Chairman of the Company’s board of directors (the “Chairman”). Prior to this reporting, the Insider must be given an opportunity to react to the results of the investigation. All Insiders are obliged to cooperate with the investigation. If requested, any Insider will instruct his or her stockbroker or responsible intermediary to provide the Insider Trading Compliance Officer with any requested information relating to transactions executed in the Securities.

The individual who is subject to said investigation will be informed of the results of the investigation by the Chairman. If the investigation concerns the Chairman, the task and responsibilities of the Chairman under this clause shall rest with the Chief Executive Officer.
12.NOTIFICATION OBLIGATIONS
12.1Notification obligations for Directors
Each Director must notify the Insider Trading Compliance Officer and the AFM:
(1)within two weeks of his or her designation or appointment, of his or her holding of capital interest and/or voting rights in the Company and in any other Dutch corporation with shares or depository receipts for shares listed on a regulated market that is affiliated with the Company (an “Affiliated Issuer”);
(2)immediately without delay after a Dutch corporation has become an Affiliated Issuer, of his or her holding of capital interest and/or voting rights in such Affiliated Issuer; and
(3)immediately without delay, of each change in his or her holding of capital interest and/or voting rights in the Company and in any Affiliated Issuer.
12.2Notification obligations for Insiders as referred to under (1), (3) or (4) of the definition of Insiders
Each Insider as referred to under (1), (3) or (4) of the definition of Insiders (other than Directors in light of their separate duty to comply with the notification obligations of Section 12.1 above) must notify the Insider Trading Compliance Officer and the AFM of any transaction performed for his or her account in Securities of the Company promptly, and in no event more than two (2) days following the date of the transaction. Apart from the acquisition and disposal of Securities, transactions that should also be notified include (i) the pledging and lending of Securities, (ii) transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of an Insider referred to under (1), (3) and (4) of the definition of Insiders and (iii) transactions made under a life insurance policy where the policyholder is an Insider referred to under (1), (3) and (4) of the definition of Insiders, the investment risk is borne by the policyholder and the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy.

The notification in the preceding paragraph may be delayed by an Insider as referred to under (1) of the definition of Insiders until the time that the transactions performed for his or her account, together with the transactions performed by the Insiders as referred to under (3) or (4) of the definition of Insiders who are related to him or her, reach or exceed an amount of EUR 5,000, as possibly increased by the competent authority pursuant to Article 19, paragraph 9, of the MAR, in the applicable calendar year.
12.3Further notification obligations
Each Insider as referred to under (1) of the definition of Insiders shall notify in writing the Insiders as referred to under (3) and (4) of the definition of Insiders of its obligations under this Section 12 and shall keep a copy of this notification.

12.4Manner of notification
The notification to the AFM can be done by the relevant Insider or by the Insider Trading Compliance Officer on behalf of the relevant Insider upon a request thereto in writing or via email by the relevant Insider. Such request must be accompanied by the applicable notification form (templates of which are attached hereto as Schedule 1 and Schedule 2) completed by the relevant Insider and must be received by the Insider Trading Compliance Officer at least 1 business day prior to the notifiable transaction. Notwithstanding the foregoing, each Insider will at all times remain ultimately responsible for compliance with his or her notification obligations within the relevant timeframe.

SCHEDULE 1

NOTIFICATION FORM FOR DIRECTORS

NOTIFICATION FORM FOR DIRECTORS AND MEMBERS OF THE SUPERVISORY BOARD AS MEANT IN SECTION 5:48 WFT, Part 1

1.Name of the (affiliated) issuing institution:
2.Name of the person obliged to notify:
3.Statement of the total number of (an option to acquire) shares prior to the transaction:

Type of (option to acquire) share	Number of shares	Total capital	Total voting rights

Sort of (option to acquire) share involved in the change
4.Type of (option to acquire) share:
(Share/ Pref. Share/ Conv. Bond/Option/ Warrant/ Other)
5.To be filled out if applicable:
Nominal value of the share:
Option series:
Exercise price/conversion rate:
Acquiry/Expiration date:
Change in (option to acquire) the shares indicated in questions 4 and 5
6.Transaction date:
7.aNumber of (option to acquire) shares acquired:
7.bNumber of (option to acquire) shares sold:
8.Purchase price and/or selling price and/or counter value:
9.Transaction according to an investment management agreement (yes/no):
10.Statement of the total number of shares after the transaction:

Type of (option to acquire) share	Number of shares	Total capital	Total voting rights

NOTIFICATION FORM FOR DIRECTORS AND MEMBERS OF THE SUPERVISORY BOARD AS MEANT IN SECTION 5:48 WFT, Part 2
Attention please: in the event that the percentage of your holding in the (affiliated) issuing institution reaches, exceeds or falls below a threshold, you are also obliged to notify the percentage of your holding.
1.Denominator capital interest:
2.Denominator voting rights:
3.Total Capital Interest:    %
–direct actual:    %
–direct potential:    %
–indirect actual:    %
–indirect potential:    %
Total Voting Rights:    %
–direct actual:    %
–direct potential:    %
–indirect actual:    %
–indirect potential:    %

The voting rights percentages need correction, if the exercising of the voting rights is limited by the NV’s articles of association (x% provision or voting rights limitations).

4.If a notification relates to an indirect interest, the applied allocation rule(s) must be indicated.
The capital interest and/or voting rights are at the disposal of a controlled undertaking (yes/no): (If so, mention the name of the relevant controlled undertaking):
The capital interest and/or voting rights are held by a third party for the account of the person subject to notification duty (yes/no):
The voting rights are pursuant to a voting rights agreement (yes/no):

NOTIFICATION FORM FOR DIRECTORS AND MEMBERS OF THE SUPERVISORY BOARD AS MEANT IN SECTION 5:48 WFT, Part 3
(Intended only for use by the Netherlands Authority for the Financial Markets to verify notifications; this data will not be made public)

1.Address of the person obliged to notify:
2.Postal code (no PO box):
3.Town:
4.Country:
5.Telephone number:
6.Fax number:
7.E-mail:

What is the relation between the person obliged to notify and the (affiliated) issuing institution?
1.Member of the Board of Directors (yes/no):
2.Member of the Board of Directors of an affiliated company (yes/no):
3.Member of the Supervisory Board (yes/no):
4.Member of the Supervisory Board of an affiliated company (yes/no):

Is the notification made through the Compliance Officer of the issuing institution (yes/no):

Contact

1.Name:
2.Address:
3.Postal code:
4.Town:
5.Country:
6.Telephone number:
7.Fax number:
8.E-mail:

I hereby confirm that this form has been filled out truthfully:

Name of contact:
Date:

Place:

Signature:

If you wish to use this notification form, we kindly ask that you fill it in and sign it, and send it by both fax and postal mail to:
Netherlands Authority for the Financial Markets (AFM) Disclosure & Registration Department
PO Box 11723
1001 GS Amsterdam
fax number: +31 (0)20 - 797 3822
telephone number: + 31 (0)20 - 797 3717

SCHEDULE 2

NOTIFICATION FORM FOR INSIDERS AS REFERRED TO UNDER (1), (3) AND (4) OF THE DEFINITION OF INSIDERS

Notification form for financial instrument transactions in one’s own issuing institution (Section 5:60 of the Financial Supervision Act (Wft))

Part I

1.The name of the issuing institution:
2.The name of the person obliged to notify:

Type of financial instrument
3.Type of financial instrument:
(share, option, warrant, other)
4.To be filled in if applicable:
–Nominal value of the financial instrument:
–Type of option (call/put/employee option/other):
–Exercise price:

Characteristics of the transaction in financial instruments indicated in questions 3 and 4 above
5.Date of the transaction:
6.Number of acquired financial instruments by the transaction:
7.Number of financial instruments sold by the transaction:
8.Price of the financial instruments:
9.Open/close (in the case of options):
10.Location of the performance of the transactions (if the transaction occurred via a regulated market):

Part II
Reason for the notification: what is the relationship between the party who is obliged to notify and the issuing institution?

Categories of parties obliged to make a notification
1	Any person who determines or co-determines the day-to-day policies of the issuing institution;		YES / NO
2	Any person who supervises the management’s policies and the general course of events of the issuing institution and the entities connected with it;		YES / NO
3	Any person who has managerial responsibilities and on that basis may take decisions affecting the future developments and business prospects of the issuing institution and that may have regular access to information as meant in section 5:53 Wft;
YES / NO
4	Spouses, registered partners, or partners of the individual falling under categories 1 through 3, or other individuals who live together with the individual falling under categories 1 through 3 in a comparable manner;
YES / NO
5	Children of the individual falling under categories 1 through 3 who fall under their authority or are under guardianship for which this individual is named as guardian;		YES / NO
6	Other blood relations that related persons of the individual falling under categories 1 through 3 which on the date of the transaction concerned, had lived at least one year in the same household with this individual;
YES / NO
7	Corporations, trusts as defined in Section 1, under c, of the Wet toezicht trustkantoren or “personenvennootschappen”:	i) by which the manager rests responsibility upon an individual as described under 1 through 6;	YES / NO
		ii) that is under the control of an individual as described under 1 through 6;	YES / NO
		iii) that is set up for the advantage of an individual as described under 1 through 6;	YES / NO
		iv) in which the economic interest is actually equivalent to an individual as described under 1 through 6.	YES / NO

Is the notification by the obligated party delivered through a representative chosen by the issuing institution?:

If YES, the name and the function of this person:

Information of the party obliged to notify (the information hereunder will not be disclosed in the register)
Address:
Postal code, city, province, country:
Telephone number of obligated party or contact person:
Email:
I hereby certify that the foregoing information is true to the best of my knowledge:
Name:
Date and city:
Signature:

If you wish to use this notification form, we kindly ask that you fill it in and sign it. Then please send it to us by email and fax:

Netherlands Authority for the Financial Markets (AFM)
Disclosure & Registration Department
PO Box 11723, 1001 GS Amsterdam
email: melden@afm.nl
fax: +31 (0)20 - 797 3822
telephone: + 31 (0)20 - 797 3717

Amsterdam, June 2014

SCHEDULE 3

NON-EXHAUSTIVE LIST OF POTENTIAL
“MATERIAL” EVENTS INVOLVING THE COMPANY

Set forth below is a list of types of information, whether relating to actual occurrences, known plans or risks relating thereto or significant developments thereon, may be deemed “material” and accordingly could qualify as Material Non-public Information if not generally available. This list should be viewed solely as a guide for further consideration of the materiality of a particular fact, circumstance or development and no implication should be drawn that a particular event is or is not material by virtue of its inclusion or exclusion from the list
(i)earnings reports;
(ii)proposal or agreements involving a merger, acquisition, divestiture or similar transaction that is of material significance for the business, or other extraordinary corporate event;
(iii)liquidity concerns;
(iv)decrease or increase in dividend rate or payment of a special dividend;
(v)labor problems of material significance for the Group;
(vi)changes in credit ratings;
(vii)certain significant offerings of securities (particularly equity offerings).
(viii)significant change in senior management; and
(ix)major litigation or government investigations or material updates in respect thereof.